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                                   EXHIBIT 5.1





[PIPER MARBURY RUDNICK & WOLFE LLP LOGO]


6225 Smith Avenue
Baltimore, Maryland 21209-3600
www.piperrudnick.com

PHONE (410) 580-3000
FAX   (410) 580-3001

                             February 26, 2001


TeleCommunication Systems, Inc.
275 West Street
Annapolis, Maryland 21401

Ladies and Gentlemen:

        We have acted as counsel to TeleCommunication Systems, Inc., a Maryland corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 (the "Post-Effective Amendment") registering 543,718 shares (the "Shares") of Class A Common Stock, par value $0.01 per share, of the Company (the "Common Stock") issuable pursuant to the exercise of options granted under the XYPOINT Corporation 2000 Stock Plan, assumed by the Company, the XYPOINT Corporation 1997 Stock Plan, as amemded, assumed by the Company, and the XYPOINT Corporation 1995 Stock Option Plan, assumed by the Company (collectively, the "Plans").

        We have examined copies of the Plans, the Company's Amended and Restated Articles of Incorporation, Amended and Restated By-Laws, a Registration Statement on Form S-4 filed on December 11, 2000 (File No. 333-51656), an Agreement and Plan of Reorganization by and among the Company, Windward Acquisition Corp., and XYPOINT Corporation, dated as of November 15, 2000, resolutions adopted by the Company's Board of Directors relating to the above and other records and documents that we have deemed necessary for the purpose of this opinion. We have also examined such other documents, papers, statutes and authorities as we have deemed necessary to form a basis for this opinion. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to this opinion, we have relied on statements and certificates of officers and representatives of the Company and others.

        Based upon the foregoing, we are of the opinion that the Shares issuable under the Plans have been duly authorized and will be (when issued and delivered in accordance with the Plans) validly issued, fully paid and non-assessable (assuming the number of shares of Common Stock authorized, and not issued and outstanding, under the Company's Charter (as defined in the Maryland General Corporation Law), exceeds the number of shares to be issued at that time).

        The opinions set forth herein are limited to matters governed by the laws of the State of Maryland and the Federal Laws of the United States of America, and we express no opinion as to any other laws.



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        The foregoing opinion is rendered as of the date hereof. We assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or changes in the law which may hereafter occur.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Post-Effective Amendment. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

                                           Very truly yours,

                                           /s/ Piper Marbury Rudnick & Wolfe LLP